Exhibit 77K


      August 11, 2009

      Changes in Registrant's Certifying Accountant

1. On March 11, 2009 the Audit Committee of Seligman LaSalle International Real Estate Fund, Inc. (the "Registrant") recommended and the Board of Directors approved the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as auditors for the Registrant effective March 18, 2009. As of March 11, 2009 Deloitte & Touche LLP ("Deloitte") no longer serves as the Registrant's independent registered public accounting firm. Deloitte completed the audit of the Registrant's financial statements for the fiscal year ended December 31, 2008 and issued its report thereon on February 27, 2009.

2. The reports of Deloitte on the Registrant's financial statements as of and for the year ended December 31, 2008 and the period from May 30, 2007 (commencement of operations) to December 31, 2007 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During such periods and the subsequent interim period preceding Ernst & Young LLP's appointment, there were no (i) disagreements between the Registrant and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedures, which such disagreements, if not resolved to the satisfaction of Deloitte would have caused them to make reference thereto in their reports on the Registrant's financial statements; or (ii) reportable events pursuant to paragraph (v) of Item 304(a)(1) of Regulation S-K.

3. The Registrant has requested that Deloitte furnish a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of that letter dated August 11, 2009 from Deloitte is filed as Exhibit 77Q(1) to this Form N-SAR.

4. During the Registrant's period from May 30, 2007 (commencement of operations) to December 31, 2007 and fiscal year ended December 31, 2008 and the subsequent interim period preceding Ernst & Young LLP's appointment as the Registrant's independent registered public accounting firm, neither the Registrant nor anyone on behalf of the Registrant consulted with Ernst & Young LLP on any matter regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements, and neither a written report was provided to the Registrant nor oral advice was provided that Ernst & Young LLP concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) either a disagreement or a reportable event, as defined in
      Item 304(a)(1)(iv) and (v) of Regulation S-K, respectively.